Exhibit 99


       Sprint Reports First Quarter Results and Updates Guidance for 2003

o Dramatic improvement in Sprint's financial strength - debt reduced $1.6 billion and cash increased more than $1 billion, to $2.1 billion;
o   FON Group income from continuing operations up 13 percent;
o   PCS Group reports strong improvement in financial and operating performance

OVERLAND PARK, KAN, APRIL 21, 2003:
The Sprint FON Group (NYSE: FON) is comprised of Sprint's global markets division, local telecommunications division and other businesses consisting primarily of wholesale distribution of telecommunications products.
The Sprint PCS Group (NYSE: PCS) consists of Sprint's mobile wireless operations.

First quarter operating income of $604 million improved 17 percent from last year on slightly lower revenues. First quarter net income was $1.67 billion, compared to $140 million in 2002, and includes a $1.31 billion net gain on the sale of our directory publishing business, as well as a $258 million net gain related to the adoption of a new accounting principle. First quarter net income also includes a $50 million pre-tax charge to settle shareholder litigation.


SPRINT CONSOLIDATED HIGHLIGHTS
-----------------------------------------------------------
Sprint Corporation
Selected Financial Data
(millions)                                Quarters Ended
                                      Mar. 31,     Mar. 31,
                                        2003         2002
-----------------------------------------------------------

Net operating revenues                $6,339        $6,637

Operating income                         604           518

Income from continuing operations         97           100

Net Income                            $1,668          $140
-----------------------------------------------------------


Cash flows improved significantly in the first quarter of 2003 compared to last year, allowing Sprint to reduce debt by $1.56 billion during the quarter and to increase cash by more than $1 billion. Sprint ended the quarter with a cash balance of $2.10 billion. This cash performance was aided by $2.22 billion in proceeds from the sale of our directory publishing business.

"We faced the challenges of a sluggish economy and heightened competition in the first quarter," said Gary Forsee, chief executive officer of Sprint. "In this challenging environment, each of our businesses performed admirably. The PCS Group reported better operating performance, added an improving mix of customers, and delivered higher quality customer service. The FON Group produced double-digit operating income growth. Our local division executed on our strategic priorities and aggressively managed costs. Our global markets division improved operating income and cash production despite much lower revenues."

The FON Group reported first quarter earnings per share (EPS) of $2.06 compared to $0.32 per share a year ago. EPS for the quarter includes $1.46 per share for the gain on the sale of the directory publishing business and $0.29 per share for the gain related to the adoption of a new accounting principle. EPS also includes $0.02 per share for the charge to settle shareholder litigation, and $0.01 per share for premiums paid to repurchase debt.

The PCS Group reported a first quarter loss of $0.18 per share compared to a loss of $0.15 per share in the first quarter of 2002. EPS for the PCS Group also includes $0.02 per share for the charge to settle shareholder litigation.

"Going forward, the asset mix at Sprint positions us to differentiate ourselves based on an integrated product offering," Forsee said. "We will capitalize on our portfolio and our ability to integrate, to drive profitable top-line growth and to realize cost synergies. At the same time, Sprint must continue to improve its bottom line, and build upon its financial strength and flexibility through its continued debt reduction initiative."


SPRINT FON GROUP HIGHLIGHTS
-----------------------------------------------------------

Sprint FON Group
Selected Financial Data
(millions, except per share data)         Quarters Ended
                                       Mar. 31,    Mar. 31,
                                         2003       2002
-----------------------------------------------------------

Net operating revenues                 $3,581       $3,904

Operating income                          454          397

Income from continuing operations         279          246

Discontinued operation, net             1,313           40

Cumulative effect of change in
accounting principle, net                 258            -

Net income                             $1,850         $286

Earnings per share                      $2.06        $0.32

Capex                                    $360         $543

Free Cash Flow*                        $2,520       $(187)
-----------------------------------------------------------

o First quarter FON Group revenues declined 8% from a year ago.
o First quarter FON Group operating income was up 14% over last year.
o First quarter FON Group operating margin was 13%, up 250 basis points compared to a year ago.
o First quarter FON Group Adjusted EBITDA* of $1.08 billion increased by 4% compared to the year-ago quarter.
o First quarter FON Group net income benefited from the gain on the sale of our directory publishing business.
o The FON Group's Free Cash Flow* of $2.52 billion increased by $2.71 billion compared to the year-ago quarter, including proceeds of $2.22 billion from the sale of our directory publishing business.


SPRINT FON GROUP EARNINGS
-----------------------------------------------------------

Sprint FON Group
Earnings per share                        Quarters Ended
                                       Mar. 31,    Mar. 31,
                                        2003         2002
-----------------------------------------------------------


GAAP earnings per share                 $2.06        $0.32

Discontinued operation                   1.46         0.05
Cumulative effect of a change in
accounting principle                     0.29            -

Income from continuing operations        0.31         0.27

Special items
    Shareholder litigation charge        0.02            -
    Premium on early retirement
    of debt                              0.01            -

Earnings per share from
continuing operations - adjusted        $0.34        $0.27
-----------------------------------------------------------


The difference between reported FON Group EPS and EPS from continuing operations
- adjusted, is the result of the following items:
o Discontinued operation - a pre-tax gain of $2.13 billion was recorded in the first quarter of 2003 associated with the sale of Sprint's directory publishing business.
o Cumulative effect of a change in accounting principle - a pre-tax gain of $420 million was recorded in the first quarter of 2003 upon adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations.
o Shareholder litigation charge - FON Group's share of the pre-tax charge was $24 million, recorded in the first quarter of 2003 to settle shareholder litigation.



Local Telecommunications Division
-----------------------------------------------------------


Local Telecommunications
Selected Financial Data
(millions)                                 Quarters Ended
                                        Mar. 31,    Mar. 31,
                                          2003        2002
-----------------------------------------------------------

Net operating revenues
    Local service                          $765       $761
    Network access                          523        518
    Long distance                           144        168
    Other                                   104        118
    Net operating revenues                1,536      1,565

Operating expenses
    Cost of services & products             490        480
    Selling, general & administrative       320        318
    Depreciation                            266        286
    Total operating expenses              1,076      1,084

Operating Income                           $460       $481

Capex                                      $281       $290
-----------------------------------------------------------

o First quarter revenues declined 2% from the same period last year.
o First quarter operating margin was 30% compared to 31% in the year-ago period.
o Adjusted EBITDA* was $726 million, compared to $767 million in the first quarter 2002.
o Total access lines declined 1.9%; but voice grade equivalent lines grew 7%.

The local division delivered a solid performance in the quarter in spite of a challenging operating environment in which wireless substitution, competition and a difficult economy contributed to declines in revenue and operating income. Results were also impacted by a $24 million pre-tax increase in pension and retiree benefit costs.

DSL subscriber growth remained strong with the addition of 34,000 lines. At the end of the quarter there were 185,000 lines in service. The division reported continued gains in bundled service customers and further increased Sprint's long-distance penetration.

In the quarter, the division launched a second edge-out market in Orlando, and is on track to expand to additional markets in the second half of the year.


Global Markets Division
-----------------------------------------------------------


Global Markets
Selected Financial Data
(millions)                                Quarters Ended
                                       Mar. 31,    Mar. 31,
                                        2003         2002
-----------------------------------------------------------

Net operating revenues
    Voice                                $1,292     $1,536
    Data                                    461        484
    Internet                                243        245
    Other                                    46         77
    Net operating revenues                2,042      2,342

Operating expenses
    Cost of services & products           1,103      1,421
    Selling, general & administrative       573        639
    Depreciation                            360        357
    Total operating expenses              2,036      2,417

Operating income (loss)                      $6      $(75)

Capex                                       $61       $204
-----------------------------------------------------------

o    Net operating revenues declined 13% from a year ago and 2.5% sequentially.
o Access management initiatives and tight cost controls contributed to positive operating income versus a loss in the year-ago period.
o    Adjusted EBITDA* was $366 million, an increase of 30% from first quarter
     2002.

The global markets division continues to focus on product mix and cost management in response to a difficult telecommunications market. In the first quarter, the division reported double-digit, year-over-year reductions in both cost of services and products, and selling, general and administration expenses.

In the quarter, data services revenues decreased 5 percent year-over-year primarily due to a decline in private line. Growth in dedicated IP and hosting revenues were offset by a substantial decline in dial IP.

Internationally, we continued the expansion of our global IP network in key markets in Europe and Asia. During the quarter, Sprint's growing international capabilities won new business from enterprises and service providers with global connectivity requirements.



SPRINT PCS GROUP HIGHLIGHTS
-----------------------------------------------------------

Sprint PCS
Selected Financial Data
(millions, except per share data)         Quarters Ended
                                        Mar. 31,   Mar. 31,
                                          2003       2002
-----------------------------------------------------------

Net operating revenues                   $2,947     $2,848

Operating expenses
    Cost of services & products           1,448      1,403
    Selling, general & administrative       741        782
    Depreciation & amortization             608        527
    Restructuring & asset impairments        10         23
    Total operating expenses              2,807      2,735

Operating income                           $140       $113

Loss per share                          $(0.18)    $(0.15)

Capex                                      $187       $603

Free Cash Flow*                             $83     $(443)
-----------------------------------------------------------


o  First quarter net operating revenues increased 3.5% compared to a year ago.
o  First quarter operating income was up 24% from last year.
o  Adjusted EBITDA* was $758 million, an increase of 18% from first quarter
   2002.
o  First quarter net adds were 199,000.
o  Churn of 3.1% decreased 40 basis points sequentially.
o  CCPU* of just under $31 is down 11% sequentially and 3% from first quarter
   2002.
o CPGA* was $365 versus $305 in the year-ago first quarter and $370 in the fourth quarter of 2002.

In the first quarter, the PCS Group achieved a strong gain in operating profitability, solid improvement in receivables management, improved customer retention, and rising customer satisfaction.

A majority of direct gross additions were prime credit customers. Combined, direct, non-equity affiliate and resale net additions reached 483,000.
For the first quarter of 2003, ARPU* was just under $59, compared to $62 in the fourth quarter and $60 in the first quarter a year ago. An increase in the average monthly recurring charge was more than offset by lower overage charges and a decrease in the affiliate travel rate. Average customer usage in the quarter was a little over 11 1/2 hours per month compared to 11 hours per month in the fourth quarter.

CCPU* improvement in the quarter was mainly driven by lower bad debt expense. CPGA* increased from the year-ago period mainly due to lower gross adds.

Churn improved 40 basis points sequentially in the first quarter to 3.1 percent. This decline was driven primarily by a reduction in involuntary churn resulting from credit management changes made in the fourth quarter. Additionally, voluntary churn experienced modest improvements as a result of customer satisfaction initiatives.

At the end of the quarter, the division's total direct customer base was almost 15 million, and including non-equity affiliates and resellers, the total number of customers served on the Sprint PCS network was more than 18.2 million. At the end of the quarter, there were nearly 1.3 million PCS Vision users.

The PCS Group's first quarter 2003 free cash flow increased by over $500 million from the year-ago quarter, driven by increased cash from operating activities and substantially lower capital expenditures. Capital expenditures are expected to ramp up over the remainder of the year.


SPRINT PCS GROUP EARNINGS
-----------------------------------------------------------

Sprint PCS Group
Loss per share                            Quarters Ended
                                      Mar. 31,     Mar. 31,
                                        2003         2002
-----------------------------------------------------------

GAAP loss per share                   $(0.18)      $(0.15)

Special items
    Shareholder litigation charge        0.02            -
    Asset impairment                     0.00            -
    Total                                0.02            -

Loss per share from continuing
operations - adjusted                 $(0.16)      $(0.15)
-----------------------------------------------------------

The difference between reported PCS Group loss per share and loss per share from continuing operations - adjusted, is the result of the following charges:
o Shareholder litigation charge - PCS Group's share of the pre-tax charge was $26 million, recorded in the first quarter of 2003 to settle shareholder litigation.
o Asset impairment - a pre-tax charge of $10 million was recorded in the first quarter of 2003 associated with the termination of a software development project. The impact increased the loss per share by less than $0.01.

Effect of Adoption of New Accounting Principles
Effective January 1, 2003, Sprint adopted Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations. Upon adoption, the FON Group recorded a reduction in its historical depreciation reserves of $420 million, pre-tax, resulting in a cumulative effect of a change in accounting principles of $258 million, net of tax.

In the 2003 first quarter, Sprint began to expense the fair value of stock-based employee compensation. Sprint applies the method prescribed in SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, to all option grants made after January 1, 2003. Because stock options were granted late in the quarter, the impact of adoption was minimal in the first quarter. Sprint estimates that adoption will result in a charge to 2003 earnings of about $0.01 per share each for FON Group and PCS Group.

*Financial Measures
Sprint provides readers financial measures generated using generally accepted accounting principles (GAAP) and using adjustments to GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. The financial measures used in this release include the following:

Adjusted EBITDA is defined as operating income plus depreciation, amortization and special items. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of cash flows.

Free Cash Flow is defined as the change in cash and equivalents less the change in debt and other financing activities, net. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of cash flows.

Net Debt is consolidated debt, including current maturities, less cash and cash equivalents. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of cash flows.

ARPU (Average monthly service revenue per user) is calculated by dividing wireless service revenues by weighted average monthly wireless subscribers. ARPU is used to measure revenue on a per user basis. This is a measure which uses GAAP as the basis for calculation.

CCPU (Cash cost per user) is calculated by dividing costs of wireless service revenues, service delivery and other general and administrative costs by weighted average monthly wireless subscribers. CCPU is a measure analysts use to evaluate the cash costs to operate the business on a per user basis. This is a measure which uses GAAP as the basis for calculation.

CPGA (Cost per gross addition) is calculated by dividing the costs of acquiring a new wireless subscriber, including equipment subsidies, marketing costs and selling expenses, by gross additional subscribers. Analysts use this measure in conjunction with the other measures to evaluate the profitability of the operation. This is a measure which uses GAAP as the basis for calculation.


Business Outlook
The following statements are based on current expectations for 2003. These statements are forward looking, and actual results may differ materially.

Sprint is updating its 2003 guidance for the FON Group as follows:
Full-year earnings in 2003 are expected to be between $1.30 and $1.35 per diluted share. Incorporated into this estimate is increased pension and retiree benefit costs, currently estimated to reduce earnings by 10 cents per share. This new estimate also includes the shareholder litigation charge recorded in the first quarter, higher net interest costs including the first quarter debt redemption costs, the effects of adopting stock option expensing in the first quarter, and reduced profit expectations from global markets. This estimate excludes the following first quarter events; the gain from the sale of the directory publishing business, and the cumulative effect of adopting SFAS 143.

Revenues are targeted to decline 6 - 7 percent for the full year. Global markets
division   revenues  are   expected  to  decline  8  -10   percent,   and  local
telecommunications division revenue is expected to be flat to down modestly.

Capital expenditures are expected to be approximately $2.0 billion. In 2003, the global markets division has targeted capital of $600 million, and the local division capital plan is $1.3 billion.

Cash provided by operating activities is expected to be approximately $3.9 billion.

Sprint is updating its 2003 guidance for the PCS Group as follows:
Full-year net loss in 2003 is expected to be between $0.45 and $0.50 per share. This estimate incorporates the first quarter shareholder litigation charge of $0.02, per share and assumes the adoption of stock option expensing has a full-year dilutive effect of $0.01.

Operating  income  in 2003 is  expected  to be  between  $800  million  and $900 million. Adjusted EBITDA* is expected to be between $3.3 billion and $3.4 billion.

Sprint has targeted gross customer additions to be in the low- to mid-6 million range.

Capital expenditures are expected to be approximately $2.1 billion.

Cash provided by operating activities is expected to be approximately $2.3 billion, before any tax sharing payments associated with the sale of the directory publishing business.

Consolidated cash requirements: In 2003, Sprint expects consolidated free cash flow to be approximately $3.8 billion, consisting of $2.2 billion of proceeds from the sale of the directory publishing business, $1.4 billion from FON Group operations and $200 million from PCS Group operations. FON Group expects to retain about $1.5 billion of the cash proceeds from the sale of the directory publishing business, with the balance to be paid to the PCS Group in the form of tax sharing payments throughout 2003.

Conference Call Information
Sprint management will provide an overview of the company's performance and business outlook, and participate in an interactive Q&A that will be webcast Monday, Apr. 21, 2003, beginning at 4:30 p.m. EDT for PCS and 5:30 p.m. EDT for FON.

Please plan on gaining access 10 minutes prior to the start of the calls.

For  PCS  Group  results,   call   866-215-1938   (toll  free)  or  816-650-0742
(international).

A continuous replay of the PCS Group call will be available through May 5, 2003,
at  the   following   numbers:   888-775-8673   (toll   free)  or   402-220-1325
(international).

For  FON  Group  results,   call   866-215-1938   (toll  free)  or  816-650-0742
(international).

A continuous replay of the FON Group call will be available through May 5, 2003,
at  the   following   numbers:   888-775-8696   (toll   free)  or   402-220-1326
(international).

A simultaneous audiocast will be available at www.sprint.com. A link to the audiocast will be posted at www.sprint.com. Please note that questions may only be submitted through the conference call option.

Cautionary Statement regarding forward-looking information
This news release includes "forward-looking statements" within the meaning of securities laws. The statements in this news release regarding the business outlook and expected performance as well as other statements that are not
historical  facts  are   forward-looking   statements.   The  words  "estimate,"
"project,"  "intend,"  "expect,"  "believe,"  and similar  expressions  identify
forward-looking   statements.   Forward-looking  statements  are  estimates  and
projections reflecting management's judgment and involve a number of risks and uncertainties that could cause actual results to differ materially from those
suggested   by  the   forward-looking   statements.   With   respect   to  these
forward-looking statements, Sprint has made assumptions regarding, among other things, customer and network usage, customer growth, pricing, costs to acquire customers and to provide services, the timing of various events and the economic environment. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include:
   o   extent and duration of the current economic downturn;
   o the effects of vigorous competition in the markets in which Sprint operates;
   o the costs and business risks associated with providing new services and entering new markets necessary to provide nationwide or global services;
   o adverse change in the ratings afforded our debt securities by ratings agencies;
   o the ability of the PCS Group to continue to grow a significant market presence;
   o the ability of the PCS Group to improve its profitability and reduce its cash requirements;
   o the effects of mergers and consolidations within the telecommunications industry and unexpected announcements or developments from others in the telecommunications industry;
   o the uncertainties related to the outcome of bankruptcies affecting the telecommunications industry;
   o the impact to the PCS Group's network coverage due to financial difficulties of third-party affiliates,
   o   the uncertainties related to Sprint's investments;
   o the impact of any unusual items resulting from ongoing evaluations of Sprint's business strategies;
   o   the impact of new and emerging technologies on Sprint's business;
   o   unexpected results of litigation filed against Sprint;
   o the possibility of one or more of the markets in which Sprint competes being impacted by changes in political or other factors such as monetary policy, legal and regulatory changes including the impact of the Telecommunications Act of 1996 (Telecom Act), or other external factors over which Sprint has no control; and

   o other risks referenced from time to time in Sprint's filings with the Securities and Exchange Commission ("SEC").

Sprint believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. Sprint is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release. Sprint provides a detailed discussion of risk factors in periodic SEC filings, including its 2002 Form 10-K, and you are encouraged to review these filings.

About Sprint
Sprint is a global communications company serving more than 26 million business and residential customers in over 70 countries. With approximately 72,000 employees worldwide and nearly $27 billion in annual revenues, Sprint is widely recognized for developing, engineering and deploying state-of-the-art network technologies, including the United States' first nationwide all-digital, fiber-optic network and an award-winning Tier 1 Internet backbone. Sprint provides local voice and data services in 18 states and operates the largest 100-percent digital, nationwide PCS wireless network in the United States.

For further information, contact Corporate
Communications:

-       Media Relations:
        Mark Bonavia
        913-794-1088
        mark.bonavia@mail.sprint.com

        Bill White
        913-794-1099
        bill.white@mail.sprint.com


-       Investor Relations:
        Kurt Fawkes
        913-794-1126
        Investorrelation.sprintcom@mail.sprint.com


                                                                         Sprint Corporation
                                                               CONSOLIDATED STATEMENTS OF OPERATIONS
                                                                 (millions, except per share data)


                                                      Sprint Corporation
                                                  --------------------------
                                                        Consolidated           Eliminations/Reclassifications
----------------------------------------------------------------------------   ---------------------------
Quarters Ended March 31,                             2003          2002           2003           2002
----------------------------------------------------------------------------   ---------------------------


Net operating revenues                                $ 6,339       $ 6,637         $ (189)        $ (115)
----------------------------------------------------------------------------   ---------------------------
Operating expenses
 Costs of services and products                         2,839         3,170           (189)          (115)
 Selling, general and administrative                    1,650         1,755            (10)            (8)
 Depreciation                                           1,236         1,170              -              -
 Amortization                                               -             1              -              -
 Restructuring and asset impairments (1)                   10            23              -              -
----------------------------------------------------------------------------   ---------------------------
 Total operating expenses                               5,735         6,119           (199)          (123)
----------------------------------------------------------------------------   ---------------------------
Operating income                                          604           518             10              8
Interest expense                                         (366)         (313)             -              -
Intergroup interest charge                                  -             -              -              -
Premium on early retirement of debt (2)                   (19)            -              -              -
Other income (expense), net (3)                           (61)          (31)           (10)            (8)
----------------------------------------------------------------------------   ---------------------------
Income (loss) before income taxes                         158           174              -              -
Income tax (expense) benefit                              (61)          (74)             -              -
----------------------------------------------------------------------------   ---------------------------
Income (loss) from continuing operations                   97           100              -              -
Discontinued operation, net (4)                         1,313            40              -              -
Cumulative effect of change in accounting principle,
  net (5)                                                 258             -              -              -
----------------------------------------------------------------------------   ---------------------------
Net income (loss)                                       1,668           140              -              -
Preferred stock dividends (paid) received                  (2)           (2)             -              -
----------------------------------------------------------------------------   ---------------------------
Earnings (Loss) applicable to common stock            $ 1,666       $   138         $    -         $    -
                                                  --------------------------   ---------------------------

Diluted earnings (loss) per common share (6)
 Income (loss) from continuing operations
 Discontinued operation
 Cumulative effect of change in accounting principle
----------------------------------------------------------------------------   ---------------------------
 Total

Diluted weighted average common shares outstanding (7)

Basic earnings (loss) per common share


The FON Group and the PCS Group are integrated businesses of Sprint Corporation and do not constitute stand-alone entities.

See accompanying footnotes.





                                                                         Sprint Corporation
                                                               CONSOLIDATED STATEMENTS OF OPERATIONS
                                                                 (millions, except per share data)



                                                     Sprint FON Group              Sprint PCS Group
----------------------------------------------    --------------------------   ---------------------------
Quarters Ended March 31,                                2003          2002           2003           2002
----------------------------------------------------------------------------   ---------------------------



Net operating revenues                                $ 3,581       $ 3,904        $ 2,947        $ 2,848
----------------------------------------------------------------------------   ---------------------------
Operating expenses
 Costs of services and products                         1,580         1,882          1,448          1,403
 Selling, general and administrative                      919           981            741            782
 Depreciation                                             628           644            608            526
 Amortization                                               -             -              -              1
 Restructuring and asset impairments (1)                    -             -             10             23
----------------------------------------------------------------------------   ---------------------------
 Total operating expenses                               3,127         3,507          2,807          2,735
----------------------------------------------------------------------------   ---------------------------
Operating income                                          454           397            140            113
Interest expense                                          (65)          (79)          (301)          (234)
Intergroup interest charge                                 82            81            (82)           (81)
Premium on early retirement of debt (2)                   (19)            -              -              -
Other income (expense), net (3)                            (4)            2            (47)           (25)
----------------------------------------------------------------------------   ---------------------------
Income (loss) before income taxes                         448           401           (290)          (227)
Income tax (expense) benefit                             (169)         (155)           108             81
----------------------------------------------------------------------------   ---------------------------
Income (loss) from continuing operations                  279           246           (182)          (146)
Discontinued operation, net (4)                         1,313            40              -              -
Cumulative effect of change in accounting
   principle, net (5)                                     258             -              -              -
----------------------------------------------------------------------------   ---------------------------
Net income (loss)                                       1,850           286           (182)          (146)
Preferred stock dividends (paid) received                   2             2             (4)            (4)
----------------------------------------------------------------------------   ---------------------------

Earnings (Loss) applicable to common stock            $ 1,852       $   288        $  (186)       $  (150)
                                                  --------------------------   ---------------------------

Diluted earnings (loss) per common share (6)
 Income (loss) from continuing operations             $ 0.31        $ 0.27        $ (0.18)       $ (0.15)
 Discontinued operation                                 1.46          0.05              -              -
 Cumulative effect of change in accounting principle    0.29             -              -              -
------------------------------------------------  --------------------------   ---------------------------
 Total                                                $ 2.06        $ 0.32        $ (0.18)       $ (0.15)
                                                  --------------------------   ---------------------------
Diluted weighted average common shares
    outstanding (7)                                    899.5         891.5        1,022.1        1,009.9
                                                  --------------------------   ---------------------------
Basic earnings (loss) per common share                $ 2.07        $ 0.32        $ (0.18)       $ (0.15)
                                                  --------------------------   ---------------------------

The FON Group and the PCS Group are integrated businesses of Sprint Corporation and do not constitute stand-alone entities.

See accompanying footnotes.


                               Sprint Corporation
               FOOTNOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS
                        (millions, except per share data)



(1) In the 2003 first quarter, the PCS Group recorded a charge of $10 million associated with the termination of a software development project. This increased loss from continuing operations by $6 million with no impact on earnings per share.

     In the 2002 first quarter, the PCS Group recorded a $23 million restructuring charge representing the closing of five PCS call centers, as well as additional steps to reduce operating costs in its PCS business units. This charge was offset by favorable accounting true-ups. In total, the charge and true-ups had no effect on net loss or loss per share.

(2) In the 2003 first quarter, the FON Group recorded a $19 million charge reflecting the premiums paid on a debt tender offer. This decreased income from continuing operations by $12 million, or $0.01 per share.

(3) In the 2003 first quarter, Sprint recorded a $50 million charge to settle shareholder litigation. The charge to the FON Group was $24 million which reduced income from continuing operations by $15 million, or $0.02 per share. The charge to the PCS Group was $26 million which increased loss from continuing operations by $17 million, or $0.02 per share.

(4) In the 2003 first quarter, Sprint recorded an after-tax gain of $1.3 billion associated with the sale of its directory publishing business to R.H. Donnelley.

(5) Sprint adopted Statement of Financial Accounting Standards (SFAS) No. 143, "Accounting for Asset Retirement Obligations," on January 1, 2003. In the FON Group, the local division historically accrued costs of removal in its depreciation reserves consistent with industry practice. These costs of removal do not meet the SFAS No. 143 definition of an asset retirement obligation. Accordingly, the FON Group recorded a credit of $420 million to remove the accumulated excess cost of removal resulting in a cumulative effect of change in accounting principle credit of $258 million, net of tax. The annual impact of this accounting change is expected to decrease
     FON Group's 2003 depreciation expense by approximately $40 million and increase 2003 expenses incurred for removal costs by approximately $20 million.

(6) As the effects of including the incremental shares associated with options and ESPP shares are antidilutive, both basic earnings per share and diluted earnings per share reflect the same calculation in these consolidated statements of operations of the PCS Group.

(7) As the effects of including the incremental shares associated with options and ESPP shares are antidilutive, they are not included in the weighted average common shares outstanding for the PCS Group.

(8) In the 2002 fourth quarter, Sprint recorded restructuring charges and asset impairments aggregating $245 million. The FON Group recorded a restructuring charge of $111 million representing consolidations in Sprint's Network, Information Technology, and Billing and Accounts Receivable organizations, as well as additional steps to reduce overall operating costs. Additionally, it recorded a network asset impairment related to the Global Markets Division of $14 million. The PCS Group recorded a restructuring charge of $35 million representing the consolidations in Sprint's Network, Information Technology, and Billing and Accounts Receivable organizations, as well as a charge of $43 million to create a more competitive cost structure by reducing operating expenses. Additionally, the PCS Group recorded an asset impairment of $42 million representing abandoned projects.


                                                                       Sprint Corporation
                                                                  CONSOLIDATED BALANCE SHEETS
                                                                           (millions)


                                                         Sprint Corporation
                                                      -------------------------
                                                          Consolidated       Eliminations/Reclassifications
                                                    -------------------------  -------------------------
                                                     March 31,    December 31,  March 31,    December 31,
                                                       2003          2002         2003          2002
                                                    -------------------------  -------------------------

Assets
 Current assets
  Cash and equivalents                               $ 2,095      $ 1,035       $     -      $     -
  Accounts receivable, net                             2,813        2,951             -            -
  Inventories                                            750          682             -            -
  Deferred tax asset                                       -          806             -            -
  Current tax benefit receivable from the FON Group        -            -          (760)           -
  Intergroup receivable                                    -            -          (592)        (536)
  Intergroup debt receivable                               -            -           (36)           -
  Prepaid expenses and other                             647          604             -            -
-------------------------------------------------------------------------------  -------------------------
  Total current assets                                 6,305        6,078        (1,388)        (536)

 Assets of discontinued operation                          -          391             -            -

 Net property, plant and equipment                    28,453       28,745           (46)         (46)

 Net intangible assets                                 9,043        9,045             -            -

 Intergroup debt receivable                                -            -        (1,041)        (406)

 Other                                                   964        1,034          (279)        (280)
-------------------------------------------------------------------------------  -------------------------

 Total                                               $44,765      $45,293       $(2,754)     $(1,268)
                                                    ---------------------------  -------------------------

Liabilities and shareholders' equity
 Current liabilities
  Short-term borrowings including current
     maturities of long-term debt                    $   987      $ 1,887       $     -      $     -
  Current maturities intergroup debt                       -            -           (36)           -
  Accounts payable and accrued interconnection costs   2,545        2,777             -            -
  Accrued restructuring costs                            216          277             -            -
  Intergroup payable                                       -            -          (592)        (536)
  Other                                                2,663        2,867          (106)         (46)
-------------------------------------------------------------------------------  -------------------------
  Total current liabilities                            6,411        7,808          (734)        (582)

 Liabilities of discontinued operation
  Current tax payable to PCS Group                         -            -          (700)           -
  Other                                                    -          299             -            -


Noncurrent liabilities
  Long-term debt and capital lease obligations        17,753       18,405             -            -
  Intergroup debt                                          -            -        (1,041)        (406)
  Equity unit notes                                    1,725        1,725             -            -
  Deferred income taxes                                2,117        2,025             -            -
  Other                                                2,624        2,481             -            -
-------------------------------------------------------------------------------  -------------------------
  Total noncurrent liabilities                        24,219       24,636        (1,041)        (406)


 Redeemable preferred stock                              247          256          (279)        (280)

 Common stock and other shareholders' equity
  Common stock
   Class A FT                                              -           22             -           22
   FON                                                 1,796        1,790         1,796        1,790
   PCS                                                 1,023        1,000         1,023        1,000
  Other shareholders' equity                          11,069        9,482        11,069        9,482
  Combined attributed net assets                           -            -       (13,888)     (12,294)
-------------------------------------------------------------------------------  -------------------------
 Total shareholders' equity                           13,888       12,294             -            -
-------------------------------------------------------------------------------  -------------------------

 Total                                               $44,765      $45,293       $(2,754)     $(1,268)
                                                     -------------------------  --------------------------


The FON Group and the PCS Group are integrated businesses of Sprint Corporation and do not constitute stand-alone entities.




                                                                       Sprint Corporation
                                                                  CONSOLIDATED BALANCE SHEETS
                                                                           (millions)


                                                           Sprint FON Group           Sprint PCS Group
                                                      -------------------------  -------------------------
                                                       March 31,    December 31,  March 31,    December 31,
                                                         2003          2002         2003          2002
                                                      -------------------------  -------------------------

Assets
 Current assets
  Cash and equivalents                                  $  1,638    $    641      $    457     $    394
  Accounts receivable, net                                 1,614       1,650         1,199        1,301
  Inventories                                                214         219           536          463
  Deferred tax asset                                           -          42             -          764
  Current tax benefit receivable from the FON Group            -           -           760            -
  Intergroup receivable                                      592         536             -            -
  Intergroup debt receivable                                  36           -             -            -
  Prepaid expenses and other                                 343         329           304          275
-------------------------------------------------------------------------------  -------------------------
  Total current assets                                     4,437       3,417         3,256        3,197

 Assets of discontinued operation                              -         391             -            -

 Net property, plant and equipment                        17,028      16,894        11,471       11,897

 Net intangible assets                                     1,569       1,569         7,474        7,476

 Intergroup debt receivable                                1,041         406             -            -

 Other                                                       818         862           425          452
-------------------------------------------------------------------------------  -------------------------
 Total                                                  $ 24,893    $ 23,539      $ 22,626     $ 23,022
                                                      -------------------------  -------------------------

Liabilities and shareholders' equity
 Current liabilities
  Short-term borrowings including current maturities
     of long-term debt                                  $    371    $  1,234      $    616     $    653
  Current maturities intergroup debt                           -           -            36            -
  Accounts payable and accrued interconnection costs       1,293       1,422         1,252        1,355
  Accrued restructuring costs                                209         251             7           26
  Intergroup payable                                           -           -           592          536
  Other                                                    1,497       1,503         1,272        1,410
-------------------------------------------------------------------------------  -------------------------
  Total current liabilities                                3,370       4,410         3,775        3,980

 Liabilities of discontinued operation
  Current tax payable to PCS Group                           700           -             -            -
  Other                                                        -         299             -            -


 Noncurrent liabilities
  Long-term debt and capital lease obligations             3,144       3,142        14,609       15,263
  Intergroup debt                                              -           -         1,041          406
  Equity unit notes                                            -           -         1,725        1,725
  Deferred income taxes                                    2,026       1,825            91          200
  Other                                                    2,066       2,039           558          442
-------------------------------------------------------------------------------  -------------------------
  Total noncurrent liabilities                             7,236       7,006        18,024       18,036


 Redeemable preferred stock                                    -          10           526          526

 Common stock and other shareholders' equity
  Common stock
   Class A FT                                                  -           -             -            -
   FON                                                         -           -             -            -
   PCS                                                         -           -             -            -
  Other shareholders' equity                                   -           -             -            -
  Combined attributed net assets                          13,587      11,814           301          480
-------------------------------------------------------------------------------  -------------------------
 Total shareholders' equity                                    -           -             -            -
-------------------------------------------------------------------------------  -------------------------

 Total                                                  $ 24,893    $ 23,539      $ 22,626     $ 23,022
                                                      -------------------------  -------------------------

The FON Group and the PCS Group are integrated businesses of Sprint Corporation and do not constitute stand-alone entities.



                                                                                Sprint Corporation
                                                                   CONDENSED CONSOLIDATED CASH FLOW INFORMATION
                                                                                    (millions)



                                                                                   Sprint Corporation
                                                                            ---------------------------------
                                                                                      Consolidated
-------------------------------------------------------------------------------------------------------------
Year-to-Date March 31,                                                           2003             2002
-------------------------------------------------------------------------------------------------------------



Operating Activities
    Net income (loss)                                                            $  1,668         $    140
    Discontinued operation, net                                                    (1,313)             (40)
    Cumulative effect of change in accounting principle, net                         (258)               -
    Depreciation and amortization                                                   1,236            1,171
    Deferred income taxes                                                             736              498
    Changes in assets and liabilities                                              (1,085)          (1,231)
    Other, net                                                                         73               37
-------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities of continuing operations                  1,057              575
-------------------------------------------------------------------------------------------------------------

Investing Activities
    Capital expenditures                                                             (547)          (1,146)
    Investments in affiliates, net                                                    (12)              (8)
    Other, net                                                                          3                3
-------------------------------------------------------------------------------------------------------------
Net cash used by investing activities of continuing operations                       (556)          (1,151)
-------------------------------------------------------------------------------------------------------------

Financing Activities
    Change in debt, net                                                            (1,555)           2,485
    Dividends paid                                                                   (113)            (114)
    Other, net                                                                         12               (2)
-------------------------------------------------------------------------------------------------------------
Net cash provided (used) by financing activities of continuing operations          (1,656)           2,369
-------------------------------------------------------------------------------------------------------------

Cash from discontinued operation                                                    2,215               60
-------------------------------------------------------------------------------------------------------------

Change in cash and equivalents                                                      1,060            1,853

Cash and equivalents at beginning of period                                         1,035              313
-------------------------------------------------------------------------------------------------------------

Cash and equivalents at end of period                                            $  2,095         $  2,166
                                                                            ---------------------------------

The FON Group and the PCS Group are integrated businesses of Sprint Corporation and do not constitute stand-alone entities.


                                                                                Sprint Corporation
                                                                   CONDENSED CONSOLIDATED CASH FLOW INFORMATION
                                                                                    (millions)


                                                                                      Sprint FON Group
-------------------------------------------------------------------------   --------------------------------
Year-to-Date March 31,                                                           2003             2002
------------------------------------------------------------------------------------------------------------


Operating Activities
    Net income (loss)                                                               $ 1,850           $ 286
    Discontinued operation, net                                                      (1,313)            (40)
    Cumulative effect of change in accounting principle, net                           (258)              -
    Depreciation and amortization                                                       628             644
    Deferred income taxes                                                                81             131
    Changes in assets and liabilities                                                  (237)           (619)
    Other, net                                                                           21               9
-------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities of continuing operations                      772             411
-------------------------------------------------------------------------------------------------------------

Investing Activities
    Capital expenditures                                                               (360)           (543)
    Investments in affiliates, net                                                        -              (8)
    Other, net                                                                            3               3
-------------------------------------------------------------------------------------------------------------
Net cash used by investing activities of continuing operations                         (357)           (548)
-------------------------------------------------------------------------------------------------------------

Financing Activities
    Change in debt, net                                                              (1,534)            485
    Dividends paid                                                                     (110)           (110)
    Other, net                                                                           11               2
-------------------------------------------------------------------------------------------------------------
Net cash provided (used) by financing activities of continuing operations            (1,633)            377
-------------------------------------------------------------------------------------------------------------
Cash from discontinued operation                                                      2,215              60
-------------------------------------------------------------------------------------------------------------

Change in cash and equivalents                                                          997             300

Cash and equivalents at beginning of period                                             641             134
-------------------------------------------------------------------------------------------------------------

Cash and equivalents at end of period                                               $ 1,638           $ 434
                                                                            ---------------------------------

The FON Group and the PCS Group are integrated businesses of Sprint Corporation and do not constitute stand-alone entities.





                                                                                Sprint Corporation
                                                                   CONDENSED CONSOLIDATED CASH FLOW INFORMATION
                                                                                    (millions)

                                                                                      Sprint PCS Group
-------------------------------------------------------------------------   --------------------------------
Year-to-Date March 31,                                                           2003            2002
------------------------------------------------------------------------------------------------------------

Operating Activities
    Net income (loss)                                                           $   (182)        $  (146)
    Discontinued operation, net                                                        -               -
    Cumulative effect of change in accounting principle, net                           -               -
    Depreciation and amortization                                                    608             527
    Deferred income taxes                                                            655             367
    Changes in assets and liabilities                                               (848)           (612)
    Other, net                                                                        52              28
-------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities of continuing operations                   285             164
-------------------------------------------------------------------------------------------------------------

Investing Activities
    Capital expenditures                                                            (187)           (603)
    Investments in affiliates, net                                                   (12)              -
    Other, net                                                                         -               -
-------------------------------------------------------------------------------------------------------------
Net cash used by investing activities of continuing operations                      (199)           (603)
-------------------------------------------------------------------------------------------------------------

Financing Activities
    Change in debt, net                                                              (21)          2,000
    Dividends paid                                                                    (3)             (4)
    Other, net                                                                         1              (4)
-------------------------------------------------------------------------------------------------------------
Net cash provided (used) by financing activities of continuing operations            (23)          1,992
-------------------------------------------------------------------------------------------------------------

Cash from discontinued operation                                                       -               -
-------------------------------------------------------------------------------------------------------------

Change in cash and equivalents                                                        63           1,553

Cash and equivalents at beginning of period                                          394             179
-------------------------------------------------------------------------------------------------------------

Cash and equivalents at end of period                                           $    457         $ 1,732
                                                                            ---------------------------------


The FON Group and the PCS Group are integrated businesses of Sprint Corporation and do not constitute stand-alone entities.



                                                                       Sprint Corporation
                                                          Reconciliation of Non-GAAP Liquidity Measures
                                                                           (millions)


                                             -------------------------------------------------------------------------------------
                                                                                                            Global
Quarter ended March 31, 2003                                             PCS         FON         Local      Markets
                                             Consolidated Eliminations  Group       Group      Division     Division     Other
                                             -------------------------------------------------------------------------------------


Operating income (loss)                      $    604     $    10       $    140    $    454   $    460     $     6      $   (12)
  Special items (1)                                10           -             10           -          -           -            -
                                             -------------------------------------------------------------------------------------
Operating income (loss) adjusted for
  special items                                   614          10            150         454        460           6          (12)
  Depreciation and amortization                 1,236           -            608         628        266         360            2
                                             -------------------------------------------------------------------------------------
Adjusted EBITDA                                 1,850          10            758       1,082   $    726     $   366      $   (10)
                                                                                               -----------------------------------
  Adjust for special items                        (10)          -            (10)          -
  Other operating activities, net                (783)        (10)          (463)       (310)
                                             --------------------------------------------------
Cash provided by operating activities-GAAP      1,057           -            285         772
  Capital expenditures                           (547)          -           (187)       (360)
  Dividends paid                                 (113)          -             (3)       (110)
  Discontinued operation                        2,215           -              -       2,215
  Other investing activities, net                  (9)          -            (12)          3
                                             --------------------------------------------------
Free cash flow                                  2,603           -             83       2,520
  Decrease in debt, net                        (1,555)          -            (21)     (1,534)
  Other financing activities, net                  12           -              1          11
                                             --------------------------------------------------
Change in cash and equivalents - GAAP        $  1,060     $     -       $     63    $    997
                                             --------------------------------------------------

Other operating activities, net includes the change in working capital, change in deferred income taxes, misc operating activities and nonoperating items in income (loss) from continuing operations.

See accompanying footnotes.




                                                                                                             Global
Quarter ended December 31, 2002                                          PCS         FON         Local      Markets
                                             Consolidated Eliminations  Group       Group      Division     Division     Other
                                             -------------------------------------------------------------------------------------


Operating income (loss)                      $    388     $     9       $      -    $    379   $    418     $   (32)     $    (7)
  Special items (8)                               245           -            120         125         53           71           1
                                             -------------------------------------------------------------------------------------
Operating income (loss) adjusted for
  special items                                   633           9            120         504        471           39          (6)
  Depreciation and amortization                 1,283           -            609         674        292          380           2
                                             -------------------------------------------------------------------------------------
Adjusted EBITDA                                 1,916           9            729        1,178  $    763     $    419     $    (4)
                                                                                                 -----------------------------------
  Adjust for special items                       (245)          -           (120)        (125)
  Other operating activities, net                 109          (9)          (266)         384
                                             --------------------------------------------------
Cash provided by operating activities-GAAP      1,780           -            343        1,437
  Capital expenditures                         (1,221)          -           (590)        (631)
  Dividends paid                                 (113)          -             (3)        (110)
  Discontinued operation                           50           -              -           50
  Other investing activities, net                 171           -             17          154
                                             --------------------------------------------------
Free cash flow                                    667           -           (233)         900
  Decrease in debt, net                          (379)          -             (9)        (370)
  Other financing activities, net                   9           -             (1)          10
                                             --------------------------------------------------
Change in cash and equivalents - GAAP        $    297     $     -      $    (243)   $     540
                                             ------------------------------------------------

Other operating activities, net includes the change in working capital, change in deferred income taxes, misc operating activities and nonoperating items in income (loss) from continuing operations.

See accompanying footnotes.




                                                                                                            Global
Quarter ended March 31, 2002                                             PCS         FON         Local      Markets
                                             Consolidated Eliminations  Group       Group      Division     Division     Other
                                             -------------------------------------------------------------------------------------


Operating income (loss)                      $    518     $     8       $    113    $     397  $    481     $    (75)    $    (9)
  Depreciation and amortization                 1,171           -            527          644       286          357           1
                                             -------------------------------------------------------------------------------------
Adjusted EBITDA                                 1,689           8            640        1,041  $    767     $    282     $    (8)
                                                                                               -----------------------------------
  Other operating activities, net              (1,114)         (8)          (476)        (630)
                                             --------------------------------------------------
Cash provided by operating activities-GAAP        575           -            164          411
  Capital expenditures                         (1,146)          -           (603)        (543)
  Dividends paid                                 (114)          -             (4)        (110)
  Discontinued operation                           60           -              -           60
  Other investing activities, net                  (5)          -              -           (5)
                                             --------------------------------------------------
Free cash flow                                   (630)          -           (443)        (187)
  Increase in debt, net                         2,485           -          2,000          485
  Other financing activities, net                  (2)          -             (4)           2
                                             --------------------------------------------------
Change in cash and equivalents - GAAP        $  1,853     $     -       $  1,553    $     300
                                             --------------------------------------------------

Other operating activities, net includes the change in working capital, change in deferred income taxes, misc operating activities and nonoperating items in income (loss) from continuing operations.

See accompanying footnotes.



                                                               Sprint Corporation
                                              FON Group-- Local Division Selected Information (1)
                                                                   (millions)




----------------------------------------------------------------------------------------------------------------------------------
                                             Mar 31,             Dec 31,            Sep 30,             Jun 30,            Mar 31,
Quarters Ended                                 2003               2002                2002               2002               2002
----------------------------------------------------------------------------------------------------------------------------------


Net operating revenues
       Local service                      $    765            $    765            $   765             $   763           $    761
       Network access                          523                 521                526                 518                518
       Long distance                           144                 149                155                 156                168
       Other                                   104                 129                134                 111                118
----------------------------------------------------------------------------------------------------------------------------------
                                             1,536               1,564              1,580               1,548              1,565
----------------------------------------------------------------------------------------------------------------------------------

Operating expenses
       Costs of services and products          490                 478                513                 474                480
       Selling, general and administrative     320                 323                323                 305                318
       Depreciation                            266                 292                291                 288                286
       Restructuring charge                      -                  53                  3                   -                  -
----------------------------------------------------------------------------------------------------------------------------------
                                             1,076               1,146              1,130               1,067              1,084
----------------------------------------------------------------------------------------------------------------------------------

Operating income                          $    460           $     418           $    450             $   481            $   481
                                          ----------------------------------------------------------------------------------------



(1)  Prior period amounts have been reclassified to spearately show, government-mandated charges and associated reimbursements from customers for Universal Service Fund.  This change in presentation had no impact on operating income.



                                                  Sprint Corporation
                                                      PCS GROUP
                                                NET CUSTOMER ADDITIONS
                                                     (thousands)





                                                                         Quarter ended March 31, 2003
                                                         --------------------------------------------------------------
                                                            Direct           Resale         Affiliate         Total
                                                         --------------   -------------    ------------    ------------


Reported net additions                                             199             175             109             483
                                                         --------------------------------------------------------------




Ending customers - March 31, 2002                               14,280             172           2,270          16,722
Ending customers - December 31, 2002                            14,760             415           2,585          17,760
Ending customers - March 31, 2003                               14,959             590           2,694          18,243
                                                         --------------------------------------------------------------





